FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

June 30, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is June 30, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that it has retained the services of Renmark Financial Communications Inc. of Montreal, Quebec.

Item 5.	Full Description of Material Change

The Issuer reports that it has retained the services of Renmark Financial Communications Inc. of Montreal, Quebec (“Renmark”) to handle its North American investor relations activities.

In consideration of the services to be provided by Renmark, the Issuer has agreed to pay a monthly retainer of $7,000, plus reimbursement of approved expenses.  The agreement with Renmark has a term of 12 months, commencing July 1, 2009, and the Issuer has the right to terminate the agreement at any time after December 31, 2009 by providing Renmark with a 30-day written notice to that effect.

Renmark does not have any interest, directly or indirectly, in the Issuer or its securities, or any right or intent to acquire such an interest.

All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

July 2, 2009